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                                                                 EXHIBIT 10(ii)
November 30, 1995



Mr. J.P. Fruchet
Guardian Timing Services, Inc.
130 Adelaide Street West
Suite 3303
Toronto, Ontario
M5H 3P5

Dear Mr. Fruchet:

         Re:  Letter of Understanding (the "Letter")

         As a condition precedent to our execution of an Investment Management Agreement pursuant to which The Bank of _________________________ will retain the services of your firm with regard to the management of an investment portfolio with a minimum size of $10,000,000, we wish to obtain your confirmation of our understanding of the agreement amongst Bearhill Limited ("Bearhill"), Guardian Timing Services Inc. ("GTS"), InterUnion Financial Corporation ("InterUnion"), Havensight Holdings Corp. ("Havensight") and ourselves with regard to the ITM Software ("ITM") and certain related matters.

         ITM was developed by GTS on behalf of Bearhill pursuant to the ITM Software Development Agreement, dated September 9, 1994, (the "ITM Agreement") and Bearhill has absolute title to ITM. GTS has agreed and is bound to continue to develop and operate (the "Services") the ITM for an indefinite period and GTS has retained J.P. Fruchet in such regard and is entitled to certain compensation as contemplated in sections 4.1, 4.3, and 6.4 of the ITM Agreement. Upon the exercise of the Option, GTS shall be entitled to receive 15% of Bearhill's gross revenues for providing the Services until the Note is satisfied in full and GTS and Bearhill have agreed that neither will be entitled to receive compensation as contemplated in sections 4.1, 4.3 and 6.4 of the ITM Agreement in such regard.

         In consideration of ___________ entering into the Investment Management Agreement, Bearhill grants to _______________ an irrevocable option (the "Option") to acquire the ITM as it may be modified from time to time in furtherance of the ITM Agreement. In the event that ___________ wishes to exercise the Option, _______ shall acquire 100% of the Class B Shares of Bearhill, which Class B shares shall represent 30% of equity of Bearhill for $750,000 and shall enter into an agreement to acquire the ITM for $30 million. The acquisition price of $30 million shall be financed by $10 million in cash and a $20 million dollar 15 year





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non-recourse note bearing interest at 8.00 percent per annum, with the principal amount payable at the end of the term (the "Note"), provided that _________ shall have the right to accelerate payment of part or all of the Note at anytime without penalty and without notice. The principal terms of the Option are outlined in Schedule "A" hereto. All interest paid on the Note shall be credited to the Trust Account. GTS and Bearhill have advised that the ITM is Class 12 software for purposes of the Income Tax Act (Canada) and have agreed to provide a legal opinion in form satisfactory to ____, in such regard, at the closing of the exercise of the Option.

         Notwithstanding the exercise of the Option, GTS shall, provided that J.P. Fruchet is in its employment, have the right to be provided and use the market signals generated by the ITM at no charge or cost, provided that no more than $200 million of assets or such larger amount of assets as may then be managed by GTS at the time of the giving of notice of the exercise of the Option (the "Limit on Assets"), at book value, are managed using such signals. The Limit on Assets shall not apply on the occurrence of either of the events described in clauses (c) or (d) below.

         Upon acquisition of the ITM, _____________ shall enter into a non-exclusive agreement with Bearhill to provide Bearhill with the timing signals generated by the ITM, and Bearhill shall use such signals in managing the Nirvana Fund, and may use such signals in the management of funds for third parties. Bearhill will not be permitted to disclose the timing signals to any third party, without the prior written consent of ______________. The Nirvana Fund will be managed by Bearhill, and the management of the Nirvana Fund may not be assigned or changed without the prior written consent of the Bank.

         Bearhill shall apply the funds obtained from ____________ as follows. The $750,000 obtained for the Class B Shares shall be used as working capital. The proceeds of $10 million shall be divided with $1.6 million being placed in a trust account (the "Trust Account") and $8.4 million invested in Class 1 Shares of the Nirvana Fund (the "Fund"). All principal amounts received by Bearhill on the Note shall be invested in Class 1 Shares. The Class 1 Shares cannot be redeemed prior to the Note being satisfied or without the approval of the Board of Directors.

         Class 1 Shares shall rank superior to all other shares issued by the Fund. The Fund shall be managed by GTS on behalf of Bearhill using market signals generated by the ITM. Bearhill shall pay to ____________ for use of the timing signals generated by the ITM, 15% of its gross revenue as a user fee (the "Fee"). In the event that the Fee is not sufficient to satisfy ____________ interest obligations under the Note, any deficiency (a "Deficiency") shall be satisfied by Bearhill, first from the interest earned on the Trust Account, and then from its own assets.





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Bearhill may not give any security to any party in order to borrow funds to satisfy a Deficiency. In the event that Bearhill cannot satisfy a Deficiency, Bearhill will be deemed to be in default, for purposes of clause (c) below.

         The monies held within the Trust Account shall be retained in such account, along with any interest earned thereon, until the Note is satisfied in full, provided that in the event that any portion of the principal amount of the Note is repaid, a pro-rata share of the balance of the Trust Account as of the date of such repayment shall be released to Bearhill and Bearhill shall use such funds to acquire Class 1 Shares.

         The Class 1 Shares shall distribute all earned interest, dividends received and crystallized capital gains annually.

         The only other securities, either equity or debt, issued, or to be issued, by Bearhill are Class A Shares, currently representing 100% of the equity of Bearhill. The Class A Shares are held equally by InterUnion and Havensight. The holdings of Class A Shares may not be altered prior to the exercise of the Option. The Class A Shares and the Class B Shares shall have identical share provisions, save for entitlement to dividends. The Class B. Shareholder shall receive 80% of all dividends paid by Bearhill, to such point in time (the "Preferred Period") as Class B Shareholder has received $20 million, after which time Class B shareholders shall rank evenly with Class A Shareholders. During the Preferred Period, all dividends received from the Class B Shares shall be applied to the principal amount of the Note. After the Preferred Period, dividends received on both Class A and Class B Shares shall be invested in Class 2 Shares.

         Each of the three shareholders shall have equal representation on the Board of Directors of Bearhill, and matters coming to the Board of Directors shall require unanimous approval. All dividends received by Class A and Class B shareholders once they rank equally shall be invested in Class 2 Shares of the Nirvana Fund, which will rank equally with the Class 1 Shares, save that the Class 2 Shares will not distribute interest, dividends or capital gains. Class 2 Shares may be redeemed.

         InterUnion and Havensight, each grant to ____________ an immediate option to acquire their respective Class A Shares at a price equal to 90% of book value, upon the occurrence of one or more of the following:

         (a)     the Note is satisfied in full prior to its maturity,
         (b) the Class B Shareholders have received and aggregate of $25,000,000 in dividends from Bearhill,
         (c) Bearhill defaults on any of its obligations to ______________, becomes insolvent or commits an act of bankruptcy, or
         (d)     the Nirvana Fund underperforms.





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         The Nirvana Fund shall be deemed to have underperformed if its return averages less than 10% per annum compounded annually over any 36 month period.

         It is agreed that ________________ can assign its rights and obligations hereunder to any subsidiary or affiliate without the consent of any other party.

         It is also agreed that notwithstanding that Bearhill is currently incorporated under the laws of the British Virgin Islands, that Bearhill will at the request of __________ take such steps as may be necessary to change the laws pursuant to which it is incorporated and/or continued, provided that such action is acceptable to all shareholders.

         All documentation required to complete the transactions and other steps contemplated above shall be prepared in accordance with normal commercial terms. In the event that the parties are unable to come to an agreement on any term or terms, the parties agree to submit to binding arbitration in accordance with the terms of the Arbitrations Act (Ontario).

         If the above conforms to your understanding of the agreement reached amongst ourselves, please execute the four enclosed copies of this letter, and return same to the undersigned.

Yours truly,


The Bank of
            -------------------------

Agreed and accepted,

/s/ J.P. Fruchet
----------------------------------
Guardian Timing Services, Inc.

/s/ Georges Benarroch
----------------------------------
InterUnion Financial Corporation

/s/ F.P. Polo
----------------------------------
Havensight Holdings Corp.

/s/ F.P. Polo
----------------------------------
Bearhill Limited





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SCHEDULE A

The Option shall be exercised in accordance with the following terms:

         The Bank of ___________________ shall give notice to Bearhill of its intention to exercise the Option in writing. Such notice shall be accompanied by a bank draft in an amount equal to ten times the then current option fee. This sum shall be a non-refundable deposit to be held in escrow and is to be applied against the purchase price upon closing of the Option. In the event that The Bank of ______________________ fails to proceed to the closing of the Option within 90 days of giving notice of its intention to exercise the Option, for any reason other than the failure of Bearhill or any other interested party to negotiate in good faith and/or to abide by the terms of any decision of any arbitration panel, then the deposit shall be released from escrow to Bearhill.

         The Option shall be renewable for a three year indefinite term at the discretion of the Bank of __________________ subject to the payment of an option fee annually, in advance, in accordance with the following schedule commencing on January 1, 1996.

                          For the 1996 calendar year        $25,000
                          For the 1997 calendar year        $50,000
                          For the 1998 calendar year        $75,000

         In the event that Bearhill should receive a bona fide offer to acquire the ITM Software from a third party, which Bearhill is prepared to accept, Bearhill shall immediately forward a copy of such offer to the Bank and the Bank shall have a period of three weeks from the time it receives a copy of such offer to match such offer or exercise the Option by giving notice in accordance with the first paragraph above, at its sole discretion. If the Bank fails to match such offer, then Bearhill shall pay to the Bank a sum equal to ten times the then current option fee, and the Option shall terminate immediately thereafter.

         This Option shall terminate in the event the Investment Management Agreement between the Bank of ___________________ and Guardian Timing Service, dated as of November , 1995 is terminated by either party thereto, provided that the Bank shall have a three week period after the date of termination of the Investment Management Agreement to exercise the Option by giving notice in accordance with the first paragraph above.





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